Exhibit 99.02

                                Southern Company
                              Financial Highlights
               (In Millions of Dollars Except Earnings Per Share)

                                                           3 months ended December    12 months ended December
                                                          -------------------------   ------------------------
                                                              2005         2004         2005         2004
                                                              ----         ----         ----         ----
                                                            (Notes)      (Notes)      (Notes)      (Notes)

Consolidated Earnings-
(See Notes)

Retail Business                                             $   90       $  122      $ 1,251      $ 1,200
Competitive Generation                                          62           44          270          220
                                                            ------       ------      -------      -------
   Total                                                       152          166        1,521        1,420
Synthetic Fuels                                                 12           14           85           74
Leasing Business                                                 7            5           27           24
Parent Company and Other                                       (12)          (5)         (42)         (10)
                                                            ------       ------      -------      -------
Net Income - Excluding One-Time Items ( See Notes )         $  159       $  180      $ 1,591      $ 1,508
                                                            ======       ======      =======      =======
Net Income - As Reported                                    $  159       $  204      $ 1,591      $ 1,532
                                                            ======       ======      =======      =======

Basic Earnings Per Share - (See Notes)

          - Excluding One-Time Items                        $ 0.21       $ 0.24      $  2.14      $  2.04
          - As Reported                                     $ 0.21       $ 0.27      $  2.14      $  2.07

Operating Revenues                                          $3,287       $2,670      $13,552      $11,729
Average Shares Outstanding (in millions)                       742          741          744          739
End of Period Shares Outstanding (in millions)                                           742          742


Notes

- Southern Company GAS completed the sale of substantially all of its assets on January 4, 2006 and is included in consolidated earnings in all periods as discontinued operations.
- Excludes a one-time after tax gain of $24 million in December 2004 from the resolution of an IRS audit for the years 2000 and 2001.
- For 3 months ended December 2005 and 2004, diluted earnings per share are not more than 1 cent per share and are not material. For 12 months ended December 2005 and 2004, diluted earnings per share are (1) cent per share.
- Certain prior year data has been reclassified to conform with current year presentation.
- Information contained in this report is subject to audit and adjustments and certain classifications may be different from final results published in the Form 10-K.